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                                                              EXHIBIT 26(D)(16)

DEATH BENEFIT GUARANTEE FLEX AGREEMENT
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This agreement is a part of the policy to which it is attached and is subject to all its terms and conditions. This agreement is effective as of the agreement effective date shown on the policy data pages.

WHAT DOES THIS AGREEMENT PROVIDE?

This agreement provides that the policy will remain in force even if there is no accumulation value to cover monthly charges, as long as the Death Benefit Guarantee Flex Agreement (DBGA) value less any outstanding loans and any accrued loan interest, is sufficient to cover any DBGA charges.

WHAT IS THE DBGA VALUE?

As of the date the initial premium is paid, the DBGA value is the DBGA net premium paid multiplied by the corresponding DBGA account allocation factors.

On any day thereafter, the DBGA value is equal to:

    (1)the DBGA value as of the prior day;

    (2)plus interest, using the DBGA interest rate shown on the policy data pages, earned since the prior day;

    (3)plus any DBGA net premium applied since the prior day multiplied by the corresponding DBGA account allocation factors;

    (4)plus any increase in the DBGA value that results from transfers into an account;

    (5)plus any performance credit amount that has been added to the DBGA value since the prior day;

    (6)minus any DBGA Partial Surrender Amount;

    (7)minus the DBGA Cost of Insurance and DBGA Policy Issue Charges assessed against the DBGA value since the prior day;

    (8)minus the Transaction, Cash Extra and Additional Agreement charges;

    (9)minus any decrease in DBGA value that results from transfers out of an account.

WHAT IS THE DBGA NET PREMIUM?

The DBGA net premium is the premium payment less the DBGA premium charge assessed against that premium. The maximum DBGA premium charge is shown on your policy data pages.

WHAT ARE THE DBGA ACCOUNT ALLOCATION FACTORS?

The DBGA account allocation factors are percentages we determine at policy issue and cannot be changed. Certain designated accounts will have a higher percentage than other accounts. The percentages for the designated accounts and other accounts are shown on the policy data pages. These factors also apply to transfers of accumulation value.

WILL MY ACCOUNT ALLOCATION ELECTIONS AFFECT MY DBGA VALUE?

Yes. Allocations to the designated accounts will have higher account allocation factors and will result in higher DBGA net premium allocated to DBGA value.

HOW WILL I KNOW WHAT THE DESIGNATED ACCOUNTS ARE?

The initial policy confirmation will contain a list of the designated accounts.

CAN THE DESIGNATED ACCOUNTS BE CHANGED?

No. We cannot remove an account from the list of designated accounts. However, we reserve the right to add additional accounts to the list of designated accounts and reserve the right to substitute an account for another account in the designated accounts list, subject to any substitution provisions in the policy.

ARE THERE ACCUMULATION VALUE TRANSFER RESTRICTIONS OR PREMIUM ALLOCATION LIMITATIONS?

No.

WILL TRANSFERS OF ACCUMULATION VALUE AFFECT THE DBGA VALUE?

The DBGA value may be affected if you transfer accumulation value among the sub-accounts, fixed indexed accounts and the guaranteed interest account.

We will reduce the DBGA value by the amount of accumulation value transferred out of an account multiplied by that account's corresponding DBGA account allocation factor.

We will increase the DBGA value by the amount of accumulation value transferred into an account multiplied by that account's corresponding DBGA account allocation factor.

IS THERE A LIMITATION ON THE AMOUNT OF PREMIUM THAT MAY BE PAID WHEN THIS AGREEMENT IS ADDED?

Yes. The amount of annual premium that may be paid into the policy when this agreement is elected is limited to the DBGA annual premium limitation shown on the policy data pages.

     ICC15-20002  Death Benefit Guarantee
                      Flex Agreement      Minnesota Life Insurance Company

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WHAT IS THE PERFORMANCE CREDIT AMOUNT?

On each DBGA performance credit date the performance credit amount will be equal to:

    1. the accumulation value in the designated accounts multiplied by the DBGA performance credit factor for designated accounts shown on the policy data pages; plus

    2. the accumulation value in all other accounts multiplied by the DBGA performance credit factor for all other accounts shown on the policy data pages; less

    3. The DBGA value as of the close of business on the date prior to the DBGA performance credit date.

If the performance credit amount is greater than zero, it is added to the DBGA value on the DBGA performance credit date.

WHAT IS THE DBGA PERFORMANCE CREDIT DATE?

The DBGA performance credit date is the date shown on the policy data pages.

If the performance credit date is not a valuation date under the applicable policy, we will use the accumulation values for designated and all other accounts as of the next valuation date.

WHAT IS THE DBGA PARTIAL SURRENDER AMOUNT?

The DBGA Partial Surrender Amount is the greater of:

    1. any partial surrender taken from the accumulation value; or

    2. an amount equal to the DBGA value multiplied by the Partial Surrender Amount, divided by the accumulation value.

WHAT ARE THE DBGA COST OF INSURANCE AND DBGA POLICY ISSUE CHARGES?

The DBGA Cost of Insurance and the DBGA Policy Issue Charges are charges we take to provide the death benefit guarantee under this agreement. The maximum charges are shown on the DBGA data page and apply to coverage layers at issue and following face amount increases.

WHAT ARE THE TRANSACTION, CASH EXTRA AND ADDITIONAL AGREEMENT CHARGES?

The Transaction, Cash Extra, and Additional Agreement Charges assessed against the DBGA value are the same as those assessed against the policy's accumulation value unless otherwise noted on the DBGA data page. The charge for this agreement is not assessed against the DBGA value.

WHAT EFFECT DOES THE DBGA VALUE HAVE ON THE ACCUMULATION VALUE?

The DBGA value has no effect on the accumulation value. The DBGA value is used only for the purpose of determining whether the benefit under this agreement is available. It does not represent any value that you can surrender or take a loan against.

WHAT IF THE PREMIUMS OR CHARGES ARE BEING WAIVED?

For any month in which premiums are paid under a waiver agreement, the DBGA value will be calculated using the premium paid under that waiver agreement.

For any month in which charges are waived under a waiver agreement, we will waive the DBGA monthly charges.

WHAT IF THERE IS NO ACCUMULATION VALUE AND THE DBGA VALUE IS INSUFFICIENT TO COVER CHARGES AGAINST THE DBGA VALUE?

If there is no accumulation value and the DBGA value, less the sum of any policy loans and any unpaid policy loan interest, is insufficient to cover the charges against the DBGA value, a 61-day grace period begins. Your policy will remain in force during the grace period. We will send you and any assignee of record, at the last known address, at least 31 days prior to the end of the grace period, a written notice indicating the due date and the payment required to keep your policy in force. If the required amount is not paid by the end of the grace period, this agreement and the policy will terminate.

WHAT IS THE PAYMENT REQUIRED TO KEEP THIS AGREEMENT IN FORCE?

The payment required to keep this agreement in force after the grace period has commenced is equal to three times the sum of all the base policy monthly charges that were due at the beginning of the grace period, plus the premium charge that would apply, plus any accrued loan interest through the end of the grace period if a policy loan exists.

WHAT IS THE CHARGE FOR THIS AGREEMENT?

The monthly charge for this agreement is shown on the policy data pages.

WHEN WILL THIS AGREEMENT TERMINATE?

This agreement will terminate on the earliest of:

    (1)the date the policy is surrendered or otherwise terminates; or

    (2)the date we receive your written request to cancel this agreement; or

    (3)the termination date of this agreement as shown on the policy data pages.

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CAN YOU REINSTATE THIS AGREEMENT?

Yes. If this agreement was in force at the time the policy terminated, this agreement may be reinstated subject to the reinstatement provisions of the policy.

However, if you elected to cancel this agreement at any time, you may not reinstate this agreement.

             [/s/ Gary R. Christensen    /s/ Christopher M. Hilger
             Secretary                                  President]